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                                                                    EXHIBIT 3.3

                            CERTIFICATE OF SECRETARY
                                       OF
                               AMENDMENT OF BYLAWS
                                       OF
                                    AMERICORP


I, Robert J. Lagomarsino, hereby certify:

      1.    I am the Secretary of Americorp.

      2. The first two sentences of Section 4.2 of the Bylaws of Americorp are hereby amended to read:

            4.2.  NUMBER, ELECTION, QUALIFICATION AND TERM OF OFFICE OF
                  DIRECTORS.

                  a. Number. The number of Directors of this Corporation shall not be fewer than seven (7) nor more than thirteen
                        (13), the exact number within such range to be fixed by the Board of Directors or the Shareholders of the corporation from time to time. Until changed, the exact number of Directors shall be nine (9)."

      3. The foregoing is a true and correct copy of an amendment of the Bylaws of Americorp as approved by (a) the Board of Directors of Americorp at a meeting held on December 17, 1998, and (b) the shareholders of Americorp at a meeting on December 15, 1998.

      4. The foregoing amendment will be in full force and effect, and it has not been revoked or rescinded as of the date hereby.

      IN WITNESS WHEREOF, I have hereupon subscribed my name this 17th day of December, 1998.


                                              /s/ ROBERT J. LAGOMARSINO
                                              --------------------------------
                                              Robert J. Lagomarsino, Secretary